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                      July 12, 2022

       James Mock
       Chief Financial Officer
       PerkinElmer, Inc.
       940 Winter Street
       Waltham, MA 02451

                                                        Re: PerkinElmer, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2022
                                                            Filed March 3, 2022
                                                            File No. 001-05075

       Dear Mr. Mock:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences